Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
At Cambridge Heart, Inc.	At Consulting for Strategic Growth
Roderick de Greef, Chief Financial Officer	Stanley Wunderlich
(781) 271-1200 x231	(800) 625-2236
roderickd@cambridgeheart.com	info@cfsg1.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE 2006 THIRD QUARTER

Alternans revenue up 18% sequentially over Q2 2006

Bedford, Mass., November 2, 2006 — Cambridge Heart, Inc. (OTCBB-CAMH) today reported total revenue of $2,030,600 for the quarter ended September 30, 2006, an increase of $1,113,300, or 121%, compared to total revenue of $917,300 for the same period in 2005. Sequentially, total revenue increased $265,700, or 15%, from $1,764,900 in revenue reported for the quarter ended June 30, 2006. The operating loss for the third quarter of 2006 was $925,700, an increase of $269,200, or 41%, compared to an operating loss of $656,500 for the same period in 2005. The operating loss for the third quarter of 2006 included $170,000 in non-cash stock based compensation expense for employees resulting from the adoption of SFAS123R, $154,000 in expenses related to compliance with Section 404 of the Sarbanes-Oxley Act and $94,000 of severance related charges. The net loss for the quarter was $818,100, or $0.01 per share, compared to a net loss of $424,600, or $0.01 per share, in the same period in 2005. The net loss for the 2005 period included a non-cash gain of $184,300 related to a change in the value of the Company’s Series B warrants.

The Company reported total revenue for the nine months ended September 30, 2006 of $5,214,500, an increase of $2,104,800 or 68% compared to total revenue of $3,109,700 for the same period in 2005. The operating loss for the 2006 nine-month period was $2,213,400, a decrease of $158,700, or 7%, compared to an operating loss of $2,372,100 in the same period last year. The operating loss for the 2006 nine-month period included $330,000 in non-cash stock based compensation expense, $154,000 in expenses related to compliance with Section 404 of the Sarbanes-Oxley Act and $94,000 in severance related charges. The net loss for the nine months ended September 30, 2006 was $8,196,700, or $0.14 per share, compared to a net loss of $685,400, or $0.02 per share, in the same period in 2005. The net loss for the 2006 period included a non-cash charge of $6,264,700 related to the change in value of Series B warrants, and the net loss for the 2005 period included a non-cash gain of $1,552,800, also related to a change in the value of the Company’s Series B warrants. As of March 31, 2006, all of the Series B warrants had been exercised and converted into shares of the Company’s common stock.

Revenue for the third quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $1,736,200, an increase of $1,096,200, or 171%, compared to $640,000 from the sale of such products in the same period in 2005. Sequentially, quarterly revenue from the Company’s Alternans products increased by $269,500, or 18%, compared to revenue of $1,466,700 for the quarter ended June 30, 2006. For the first nine months of 2006, revenue from Alternans products was $4,297,000, an increase of $2,081,300, or 94%, compared to revenue of $2,215,700 in the same period in 2005.

The Company’s cash used by operations was $545,600, and $1,295,000, respectively, for the three and nine months ended September 30, 2006. Cash use is expected to increase in future quarters as the Company continues to implement its sales and marketing expansion plans throughout 2006 and 2007. The Company had cash and marketable securities of $8.1 million at September 30, 2006.

The Company currently has a total of 62.5 million shares of common stock issued and outstanding. In addition, there are options and warrants outstanding to purchase 8.9 million common equivalent shares, bringing the fully diluted share count to 71.4 million common equivalent shares.

“Hitting the $2 million dollar mark in revenue this quarter represents another major milestone achieved by the Cambridge Heart team and reflects the expanding endorsement by our targeted customers.” stated Jeff Langan, President and Chief Executive Officer of Cambridge Heart. “Our new VP of Sales and Marketing, Mark Florence, and his team made it happen. Receiving Class IIa guideline status from the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC) in their 2006 “Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death” was a major highlight this quarter as well. All of this positions us well for future growth.”

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Thursday, November 2nd to discuss the results for the 2006 third quarter. The conference call phone-in number is 866.356.4279 (outside the U.S. 617.597.5394), passcode 82383362. Interested parties may listen to a recording of the conference call at any time during the 48 hours immediately following the call by dialing 888.286.8010 (outside the U.S. 617.801.6888) and enter the passcode 44763245. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrodes. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company also files regular reports with the U.S. Securities and Exchange Commission which are available at no charge either through the Company or via the Internet at www.EDGAR.gov.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures extremely subtle beat-to-beat fluctuations in a person’s heartbeat called T-wave alternans. These tiny heartbeat variations – measured at one millionth of a volt – can be detected in any clinical setting where titration of the heart rate is possible. The test involves placing proprietary sensors on a patient’s chest, after which the Company’s proprietary algorithms assess the data and deliver the results in a format that can be easily understood by the attending physician. Extensive clinical research has shown that patients with symptoms of or, who are at risk of, life threatening arrhythmias who test positive for T-wave alternans are at significant risk for subsequent sudden cardiac events including sudden death, while those who test negative are at minimal risk.

Statements contained in this press release about anticipated revenue growth, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could” and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology, failure to obtain or maintain adequate levels of third-party reimbursement for use of our products and other factors identified in our most recent Annual Report on Form 10-K under “Factors Which May Affect Future Results”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues	2,030,610	$917,327	5,214,509	3,109,672
Cost of goods sold	781,743	489,010	2,102,638	1,514,706

Gross Profit	1,248,867	428,317	3,111,871	1,594,966

Costs and expenses
Research and development	112,956	143,486	375,226	532,894
Selling, general and administrative	2,061,599	941,342	4,950,080	3,434,155

Total Operating Expenses	2,174,555	1,084,828	5,325,306	3,967,049
Loss from operations	(925,688)	(656,511)	(2,213,435)	(2,372,083)
Interest income	107,570	47,600	281,486	133,968
Change in valuation of Series B warrants	—	184,307	(6,264,727)	1,552,757

Net Loss	(818,118)	$(424,604)	(8,196,676)	(685,358)

Net loss per common share—basic and diluted	(0.01)	$(0.01)	(0.14)	(0.02)

Weighted average shares outstanding—basic and diluted	60,983,423	40,756,204	58,717,264	39,361,041

Balance Sheet	September 30, 2006	December 31, 2005
Assets
Cash & Marketable Securities	8,103,281	$5,297,834
Accounts receivable, net	1,735,682	1,018,988
Inventory	389,982	419,938
Other prepaid assets	83,544	79,843

Total current assets	10,312,489	6,816,603
Fixed assets, net	94,864	85,771
Other assets	90,871	112,182

	10,498,224	$7,014,556

Liabilities and stockholders' equity
Accounts payable and accrued expenses	1,547,748	$774,185
Debt, current portion	176	1,577

Total current liabilities	1,547,924	775,762
Debt, long-term portion	—	0
Series B warrant liability	—	1,503,646

Total liabilities	1,547,924	$2,279,408

Convertible Preferred	0	1,504,287
Warrants to acquire Convertible Preferred Stock	462,318	743,440

	462,318	$2,247,727

Stockholders' equity
Common stock	61,203	$46,301
Additional paid-in-capital	75,418,629	61,236,294
Accumulated deficit	(66,991,850)	(58,795,174)

Total stockholders' equity	8,487,982	2,487,421

	10,498,224	$7,014,556